Exhibit 10.62

EXECUTION COPY, SUBJECT TO BOARD APPROVAL

DATED	MAY 17, 2012

(1)           TWOFOUR54 FZ-LLC

- and —

(2)           DIGITAL DOMAIN MEDIA GROUP, INC.

- and —

(3)           DIGITAL DOMAIN MEDIA GROUP (MIDDLE EAST) FZ-LLC

CO-OPERATION AGREEMENT

relating to the

Development and operation of a Production
Studio and Institute in the Media Zone - Abu
Dhabi

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	CONDITIONS PRECEDENT	7

3.	TERM	8

4.	INITIAL STUDIO	9

5.	DEDICATED STUDIO	14

6.	SALARY SUPPORT	16

7.	EMPLOYMENT OBLIGATIONS	19

8.	DDMG INSTITUTE	21

9.	FAILURE TO REACH EMPLOYEE TARGET, UAE NATIONAL TARGET, OR STUDENT TARGET	22

10.	DDMG INTERNSHIP OBLIGATIONS	24

11.	PROVISION OF INFORMATION AND AUDIT	25

12.	CAPITAL EXPENDITURE RESERVE FUND	26

13.	WARRANTIES	27

14.	GUARANTY AND DDMG’S COVENANTS	29

15.	INTELLECTUAL PROPERTY RIGHTS	32

16.	DEFAULT AND TERMINATION	33

17.	PAYMENTS	36

18.	LIMIT OF LIABILITY	36

19.	INDEMNITY	36

20.	CONFIDENTIALITY	37

21.	NOTICES	39

22.	DISPUTE RESOLUTION AND GOVERNING LAW	40

23.	MISCELLANEOUS	41

EXECUTION PAGE		44

SCHEDULES

THIS AGREEMENT is made on	May 17, 2012

BETWEEN

(1)	TWOFOUR54 FZ-LLC, whose registered address is PO Box 2454, Abu Dhabi, United Arab Emirates (twofour54);

(2)

DIGITAL DOMAIN MEDIA GROUP, INC., a company registered in Florida, United States of America with Company Number P09000001857, whose registered office is at 10250 SW Village Parkway, Port St. Lucie, Florida 34987 (DDMG); and

(3)

DIGITAL DOMAIN MEDIA GROUP (MIDDLE EAST ) FZ-LLC, a company registered in the Media Zone — Abu Dhabi with Company Number 173, whose registered office is at PO Box 77973, Abu Dhabi, United Arab Emirates (DDMG (MIDDLE EAST) FZ-LLC).

Each a Party and together the Parties.

BACKGROUND

A	DDMG is an innovative digital production company that has delivered imagery for ground-breaking commercials and visuals for more than eighty (80) movies earning multiple Academy Awards®.

B	twofour54 is an entity wholly owned by the government of Abu Dhabi and is aiming to be the leading Middle East centre for media content creation.

C	DDMG (MIDDLE EAST) FZ-LLC is a wholly owned subsidiary of DDMG recently established in the Media Zone - Abu Dhabi.

D

The Parties wish to enter into this Agreement to formally record the terms and conditions on which they will work together to develop the media production industry and talent base in the United Arab Emirates including through the establishment of a significant production studio in Abu Dhabi.

IT IS HEREBY AGREED:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                                  In this Agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:

Additional Fit Out Request is defined in clause 4.1.1.

Agreement means this agreement and the schedules, exhibits and annexures attached hereto and incorporated by reference, as amended, supplemented or otherwise modified from time to time.

Agreement For Lease is defined in clause 5.1.

Affiliate means, in relation to any Party, any other party that directly or indirectly Controls or is Controlled by or is under common Control with such Party.

Availability Date means the date upon which the Dedicated Studio is operationally available for use, such date to be no later than six (6) years from the End Date.

Build Cap is defined in clause5.2;

Build Requirements is defined in clause 5.1;

Business Day means a day other than a Friday or Saturday or a day which has been declared a public holiday, or on which banks are closed, in Abu Dhabi, United Arab Emirates.

Capex Support is defined in clause 4.3

Claim is defined in clause 19.2.

Control means that a party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other party, whether through the ownership of voting shares, by contract, by virtue of any powers conferred by the articles of association or any other document regulating that or any other body corporate, or otherwise, and the terms Controls and Controlled shall be interpreted accordingly; for sake of clarity, this definition is not a reference to the power to direct or cause the direction of the management and policies of the other party by virtue of a position in executive management.

Course is defined in clause 8.2.

Course Launch Date is defined in clause 8.1.

DDI means the DDMG Institute as described in clause 8.

DDMG Studios means collectively the Initial Studio and the Dedicated Studio.

DDMG Employees means (a) those individuals employed on a fulltime basis in the Media Zone by DDMG (MIDDLE EAST) FZ-LLC and who shall be either GCC nationals or are at all times sponsored to work in the Media Zone by the Media Zone Authority — Abu Dhabi, and (b) those employees of DDMG who are on temporary or extended, secondment to DDMG (Middle East) FZ-LLC who shall be either GCC nationals or are at all times during the secondment sponsored to work in the Media Zone by the Media Zone Authority — Abu Dhabi, subject to the limits set out in clause 6.1.1 and such definition excludes all other employees on a temporary, freelance or loan out basis or are otherwise subject to a fixed period of employment;

Dedicated Studio means the studio and office premises located in the Media Zone as set out in the Dedicated Studio Lease, established to engage in Production Work;

Dedicated Studio Lease means a fifty (50) year lease of the Dedicated Studio to be substantially in accordance with Schedule 1;

Dedicated Studio Incentive Letter means the incentive letter to be issued by twofour54, in respect of the Dedicated Studio Lease.

Dispute is defined in clause 22.1.

Dispute Meeting is defined in clause 22.1.

Dispute Notice is defined in clause 22.1.

Effective Date means the date this Agreement is executed by all Parties.

Employee Target is defined in clause 7.2.

End Date is defined in clause 2.1.3.

Escrow Agreement is defined in clause 12.1.

Escrow Monies is defined in clause 12.1.

Event of Force Majeure  means any cause preventing a Party from performing any or all of its obligations which arises from or is attributable as a result of Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalisation, government action, decree, order or sanction, royal demise, blockage, embargo, interruption or failure of utilities or other acts, events, omissions or accidents beyond the reasonable control of the Party so prevented.

Fit Out Cap is defined in clause 4.2;

Fit Out Requirements is defined in clause 4.1;

Guaranty is defined in clause 14.1.

Guaranteed Obligations is defined in clause 14.1.

Guarantee Transferee is defined in clause 14.7.1.

Guarantee Transfer Event is defined in clause 14.7.

Indemnified Party is defined in clause 19.1.

Indemnifying Party is defined in clause 19.1.

Initial Studio means the studio and office premises located in the Media Zone as set out in the Initial Studio Lease, established to engage in Production Work.

Initial Studio Fit Out is defined in clause 4.1.

Initial Studio Incentive Payments is defined in clause 4.7.

Initial Studio Lease means the lease set out in Schedule 2.

Insolvency Event means, in respect of a Party:

(a)               any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(b)              a resolution of its shareholders, directors or other officers is passed, to petition for or to file documents with a court or any registrar for its liquidation, administration or dissolution;

(c)               it institutes or has instituted against it, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or any person presents a petition, or files documents with a court or any registrar for its liquidation, administration or dissolution;

(d)              if not dismissed within 90 days, an order for its liquidation, administration or dissolution is made;

(e)               if not dismissed within 90 days, any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets or revenues;

(f)                 its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(g)              any other analogous step or procedure is taken in any jurisdiction or the operations of the Party cease or are materially reduced.

Intellectual Property Rights means patents, trademarks, service marks, trade names, registered and unregistered designs, trade or business names, copyright (including rights in software), database rights, design rights, rights in confidential information and any other intellectual property rights whatsoever irrespective of whether such intellectual property rights have been registered or not which may subsist in any part of the world.

Internship Program means a program of unpaid work placements for a minimum period of two (2) months per person at DDMG’s Studios.

Internship Program Launch Date is defined in clause 10.1.

Internship Program Target is defined in clause 10.3.1.

Laws means any and all laws, regulations, codes, ordinances, statutes, rules, orders, decrees, decisions, licenses, permits, approvals, authorisations and consents of any governmental or administrative authority applicable in the Media Zone and as such are in effect as of the Commencement Date or as may be amended, modified, enacted or revoked from time to time.

Media Zone means the Media Zone - Abu Dhabi, located at Khalifa Park in Abu Dhabi and any other locations which the Media Zone may encompass or relocate to from time to time.

Partial Surrender is defined in the Initial Studio Lease.

Production Work means all technical activities engaged in by DDMG presently or developed in the future, in respect of the creative and media industry, including digital media production work, 3D stereoscopic services, film visual effects, animated content production and story content development.

Salary means the remuneration owed to a DDMG Employee by DDMG (Middle East) FZ-LLC, including a basic salary and other reasonable employment related allowances prescribed in the UAE Labour Law or other regulations applicable in the Media Zone, including housing,  but excluding one off payments, short term or long term bonus payments, insurances, pensions and payroll taxes.

Salary Support is defined in clause 6.1

Term is defined in clause 3.1.

UAE means the United Arab Emirates.

UAE Nationals Target is defined at clause 7.5.

Year means, for the first Year, a period from the Effective Date to 31 December and for each following Year, a twelve month period starting on 1 January.

1.2                                 Words referring to any one gender include the other gender.

1.3                                 Unless otherwise stated, references to clauses, schedules and annexures are references to clauses of, and schedules and annexures to, this Agreement.

1.4                                Clause headings are for ease of reference only and do not affect the construction or interpretation of this Agreement.

1.5                                The word including and similar words do not limit the general effect of the words which precede them.

1.6                                Reference to any Agreement, contract, document or deed is to be construed as a reference to it as varied, supplemented or novated.

1.7                                References to persons shall include individuals, bodies corporate, unincorporated associations, firms, partnerships, joint ventures, companies and corporations.

1.8                                Words expressed in the singular include the plural and vice versa.

1.9                                Provisions including the word agree, agreed or agreement requires the agreement to be recorded in writing.

1.10                         Words such as “including”, “such as”, “for instance”, “for example”, “include” and any other similar expressions are to be construed without limitation.

1.11                         Any reference to any legislative or regulatory provision includes any legislative or regulatory provisions which subsequently amend, extend, consolidate and/or replace the specific legislative or regulatory provision referred to.

2.                                      CONDITIONS PRECEDENT

Conditions

2.1                                With the exception of clauses1, 2, 3.2, 3.3, 13, 14, 18, 19, 20, 21, 22, and 23 the provisions of this Agreement are conditional upon:

2.1.1                           DDMG (MIDDLE EAST) FZ-LLC obtaining all necessary government and regulatory clearances, approvals, licences and permits to operate and conduct business as envisaged by this Agreement within the Media Zone;

2.1.2                      the Initial Studio Lease being signed by twofour54 and DDMG (MIDDLE EAST) FZ-LLC, such lease to be governed by the laws of the Emirate of Abu Dhabi and the Federal law of the UAE as interpreted in the Emirate of Abu Dhabi;

2.1.3                      the Escrow Agreement being signed by twofour54 and DDMG;

in each case no later than 14 June 2012 (End Date).

Failure to achieve conditions by End Date

2.2                                If the conditions set out in clause 2.1 are not all fulfilled by the End Date or such later date as agreed by the Parties, neither Party shall have any further rights or obligations to the other under this Agreement or otherwise except in respect of the provisions of clauses 2, 3.2, 3.3, 14, 18, 19, 20, 21, and 22 which will continue in full force and effect.

Assistance

2.3                                Each Party shall use its reasonable endeavours to procure that DDMG (MIDDLE EAST) FZ-LLC obtains the clearances, approvals, licenses and permits referred to in clause 2.1.1 by the End Date.

3.                                      TERM

Termination dates

3.1                                Subject to clause 2, this Agreement shall continue in full force and effect from the Effective Date until the earliest of the following dates:

3.1.1                      the expiry of the Dedicated Studio Lease;

3.1.2                      the date of any earlier termination of this Agreement in accordance with clause 16 hereof,

(the Term).

Survival

3.2                                Notwithstanding the expiry or termination of the Term for any reason (including termination under clause 16), the rights and obligations of the Parties under clauses 3.2, 3.3, 14, 18, 19, 20, 21, and 22 of this Agreement will continue in full force and effect.

Effect of Expiry or Termination

3.3                                Expiry or termination of the Term for any reason shall not affect either Party’s rights or obligations in connection with any liabilities or claims which may have accrued prior to such expiry or termination.

4.                                      INITIAL STUDIO

Fit Out and Launch Date

4.1                                The Initial Studio shall be provided initially in core and shell condition but with a commitment for twofour54 to convert to fitted out condition (excluding provision of any equipment and furnishings) (the Initial Studio Fit Out), on request and to suit DDMG (Middle East) FZ-LLC’s needs, (Fit Out Requirements)  as follows:

4.1.1                      the timescale for completion of the Initial Studio Fit Out shall be carried out as follows:

i)                                         the fit out of floor two at the Initial Studio shall commence on the End Date, to be completed by the date six (6) months from the End Date;

ii)                                      the fit out of floor three at the Initial Studio shall be completed by the date ten (10) months from the End Date;

iii)                                   the fit out of floor four at the Initial Studio shall be completed by the date six (6) months from the date on which twofour54 receives DDMG (Middle East) FZ-LLC’s written request for fit out of such floor (Additional Fit Out Request).  The Additional Fit Out Request shall be valid provided that i) that the Additional Fit Out Request will be required no earlier than the completion of the fit out of floor three under clause 4.1.1 (ii); and ii) DDMG (Middle East) FZ-LLC are not in breach of its obligations under clause 9 of this Agreement.

4.1.2                      the Fit Out Requirements shall be substantially in accordance with the blueprint statement of requirements detailed at Schedule 4 to this Agreement;

4.1.3                      the Fit Out Requirements shall be agreed in contemplation of the current power capacity available at the Initial Studio facility which the parties hereby acknowledge is as follows:

2nd floor 114.21kW available;
3rd floor 114.21kW on the north side, plus 41.6kW on the south side;
4th floor 114.21kW on the north side; and

4.1.4                      in the event that the deadlines for the floor by floor staged completion of the Initial Studio Fit Out are not achieved, the sole remedy available to DDMG and DDMG (Middle East) FZ-LLC is that twofour54 will use all reasonable endeavours to provide DDMG (Middle East) FZ-LLC with alternate facilities and/or premises with a view to ensuring that DDMG (Middle East) FZ-LLC is able to continue to execute its business expansion plan without interruption.

4.2                                Under no circumstances shall twofour54 be required to spend in excess of seven million United States Dollars (US$7,000,000) (Fit Out Cap) on the Initial Studio Fit Out.  In the event the Fit Out Requirements cost in excess of the Fit Out Cap, the Parties shall use all reasonable efforts to amend the Fit Out Requirements to decrease the Initial Studio Fit Out and any and all costs in excess of the Fit Out Cap shall be paid by DDMG (Middle East) FZ-LLC.

4.3                                Subject to DDMG’s and DDMG FZ-LLC’s compliance with its obligations under this Agreement, and in the event the actual cost of the Initial Studio Fit Out in accordance with the Fit out Requirements is less than the cost of the Fit Out Cap, twofour54 shall, in Years one (1) to five (5) of the Term only, pay to DDMG (MIDDLE EAST) FZ-LLC in accordance with clause 4.4 below, sums capped at a maximum value equal to the difference between the Fit Out Cap and the actual cost of the Initial Studio Fit Out (the Capex Support), such money to be used exclusively for capital expenditure on the DDMG Studios comprising purchase of technical and studio equipment for use exclusively in the DDMG Studios.  Such Capex Support will be available only after completion of the Initial Studio Fit Out and calculation of the final Initial Studio Fit Out cost.

4.4                                The Capex Support, if any, shall be paid quarterly in arrears in respect of actual and verifiable expenditure upon the provision by DDMG (MIDDLE EAST) FZ-LLC of a detailed list for each item of expenditure and supporting documentary evidence of DDMG FZ-LLC’s capex expenditure (in the form of copies of invoices and receipts) to twofour54’s satisfaction, attached with each quarterly DDMG (MIDDLE EAST) FZ-LLC invoice.

4.5                                Each Party shall use its reasonable endeavours to procure that the Initial Studio is established and ready to begin Production Work in line with the deadline stated at clause 4, or such later date as the Parties may otherwise agree.

twofour54’s obligations

4.6                                twofour54 shall:

4.6.1                      enter into the Initial Studio Lease, the subject matter of which shall consist of space of four thousand nine hundred and eighty four square meters (4984 sqm) (including the DDI) for a period from the Effective Date until the Availability Date, upon the terms and conditions set out in the Initial Studio Lease; and

4.6.2                      comply with its obligations under the Initial Studio Lease and this Agreement.

4.7                                As a material incentive to the DDMG (MIDDLE EAST) FZ-LLC establishing business operations in the Media Zone, during the term of the Initial Studio Lease and subject to DDMG (MIDDLE EAST) FZ-LLC maintaining its business operations in the Media Zone in compliance with this Agreement and the Initial Studio Lease, twofour54 shall pay to DDMG (MIDDLE EAST) FZ-LLC the amounts listed below for the specified periods (the Initial Studio Incentive Payments) in accordance with clauses 4.8, 4.9, 4.10, 4.11 and 4.12:

Period	Amount (AED)
Year 1 Date of this Agreement – 31 December 2012

To be calculated for the relevant period on a pro rata basis based on an annual rate of AED 1500 per square metre for all core and shell space. With effect from the date on which twofour54 serves notice of a completed Initial Studio Fit Out (such fit out being carried out and triggered in accordance with clause 4.1) in respect of any floor of the Initial Studio, the annual rate for that floor shall increase to AED 2250 per square metre in line with the rent under the Initial Studio Lease.
Year 2 1 January 2013 – 31 December 2013	As above
Year 3 1 January 2014 – 31 December 2014	As above
Year 4 1 January 2015 – 31 December 2015	As above
Year 5 1 January 2016 – 31 December 2016	As above
Year 6 1 January 2017 – 31 December 2017	As above

4.8                                The Initial Studio Incentive Payments shall be payable to DDMG (MIDDLE EAST) FZ-LLC:

4.8.1                      no earlier than the first day of the relevant Initial Studio Incentive Payment period referred to above; and

4.8.2                      within thirty (30) days of receipt by twofour54 of a correctly addressed invoice sent in hard copy to the address mentioned here below:

twofour54 FZ-LLC

Attention:                      Accounts Payable

Address:                              PO Box 2454, Abu Dhabi, UAE

Copied to:  accounts.payable@twofour54.com

4.9                                The quantum of Initial Period Incentive Payments payable to DDMG (MIDDLE EAST) FZ-LLC in respect of any payment period shall be reduced in accordance with clause 9 of this Agreement, in the event that DDMG (MIDDLE EAST) FZ-LLC fails to meet the targets specified in that clause.

4.10                         In the event that twofour54 exercises its right under clause 13.1 of the Initial Studio Lease to affect a Partial Surrender, the quantum of Initial Studio Incentive Payments payable to DDMG (MIDDLE EAST) FZ-LLC in respect of any payment period shall be reduced proportionately in line with the Partial Surrender exercised. To the extent that any Initial Studio Incentive Payments have been paid to DDMG

(MIDDLE EAST) FZ-LLC in advance that are subsequently reduced under this clause 4.10, DDMG (MIDDLE EAST) FZ-LLC shall immediately upon request repay to twofour54 the excess portion of the Initial Studio Incentive Payments paid.

4.11                         In the event of either this Agreement or the Initial Studio Lease is terminated, twofour54 shall be under no obligation to make any further Initial Studio Incentive Payments to DDMG (MIDDLE EAST) FZ-LLC and DDMG (MIDDLE EAST) FZ-LLC shall immediately repay any advance Initial Studio Incentive Payments to twofour54 pro-rata for the remaining period following termination for which the advance Initial Studio Incentive Payment has already been made by twofour54.

4.12                         twofour54 shall be under no obligation to make any Initial Studio Incentive Payments to DDMG (MIDDLE EAST) FZ-LLC until all outstanding monies owed to twofour54 FZ-LLC or its Affiliates by DDMG (MIDDLE EAST) FZ-LLC under this Agreement have been settled to the mutual satisfaction of both parties.

DDMG FZ-LLC’s obligations

4.13                         DDMG (MIDDLE EAST) FZ-LLC shall:

4.13.1               enter into the Initial Studio Lease;

4.13.2               ensure that the each floor of the Initial Studio is at all times after the completion of the fit out of each relevant floor (to be carried out in accordance with clause 4.1) and thereafter during the remainder of the term of the Initial Studio Lease fully fitted-out with all furnishings, up-to-date equipment and other items required for the Production Work and all ancillary tasks relating to Production Work;

4.13.3               comply with its obligations under the Initial Studio Lease; and

4.13.4               pay twofour54 an annual service charge of two hundred and ninety five Dirham (AED295) per square metre, commencing upon handover of each fitted out floor of the Initial Studio.

4.14                         Without prejudice to DDMG (MIDDLE EAST) FZ-LLC’s obligation to pay service charges, utilities and rent as stipulated in the Initial Studio Lease, it is acknowledged by the Parties that the net effect of the Initial Studio Lease and the terms of this Agreement means that DDMG (MIDDLE EAST) FZ-LLC is required to pay only one United States Dollar (US$1) in rent per year for the Initial Studio.

5.                                      DEDICATED STUDIO

Construction, Fit Out and Launch Date

5.1                                It the intention that the Dedicated Studio will be available within three years and six months of the End Date, but in any event, no later than the Availability Date.  The Dedicated Studio shall be provided, fitted (excluding provision of equipment and furnishings), to suit DDMG (Middle East) FZ-LLC’s needs, and be physically located at a location within the Media Zone.  DDMG (Middle East) FZ-LLC’s detailed requirements (“Build Requirements”) for the Dedicated Studio are to be agreed between the Parties in good faith and documented in an agreement for lease to be entered into as soon as is practicable following the date of this Agreement (the Agreement For Lease).

5.2                                Under no circumstances shall twofour54 be required to spend in excess of twenty five million United States Dollars (US$25,000,000) (Build Cap) in the construction and fitting out of the Dedicated Studio Space (excluding provision of equipment and furniture).  In the event the Build Requirements cost in excess of the Build Cap, the Parties shall use all reasonable efforts to amend the Build Requirements to decrease the cost of the construction and fit out of the Dedicated Studio (excluding provision of equipment and furniture) and any and all costs in excess of the Build Cap shall be paid by DDMG (Middle East) FZ-LLC.

5.3                                Each Party shall use its reasonable endeavours to procure that the Dedicated Studio is established in accordance with the terms of the Agreement for Lease and ready to begin Production Work on or before the Availability Date or such later date as the Parties may otherwise agree.

twofour54’s obligations

5.4                                twofour54 shall:

5.4.1                      obtain all necessary Government licenses and permissions for the construction and fit out of the Dedicated Studio, and shall ensure that the Dedicated Studio is ready to be occupied by DDMG (MIDDLE EAST) FZ-LLC by the Availability Date.

5.4.2                      provide DDMG with the Dedicated Studio, which shall be of approximately fifteen thousand square meters (15,000sqm) (including the DDI of three thousand meters (3000sqm) from the Availability Date or such later date as the Parties may otherwise agree for the remainder of the Term upon the terms and conditions set out in the Dedicated Studio Lease; and

5.4.3                      comply with its obligations under the Dedicated Studio Lease.

DDMG (MIDDLE EAST) FZ-LLC’s obligations

5.5                                DDMG (MIDDLE EAST) FZ-LLC shall:

5.5.1                      enter into the Dedicated Studio Lease in accordance with the provisions of the Agreement For Lease which lease shall include as a minimum the key terms set out in Schedule 1.

5.5.2                      ensure that the Dedicated Studio is at all times after the first six (6) months or after such other period as may be agreed between DDMG (MIDDLE EAST) FZ-LLC and twofour54 and thereafter during the remainder of the term of the Dedicated Studio Lease fully fitted-out with all furnishings, up-to-date equipment and other items required for Production Work to an international standard and all ancillary tasks relating to Production Work; and

5.5.3                      comply with its obligations under the Dedicated Studio Lease.

5.6                                It is agreed by the Parties that

5.6.1                      the Dedicated Studio Lease will require DDMG (MIDDLE EAST) FZ-LLC to pay to twofour54 each year for the Dedicated Studio the following;

5.6.1.1            the market rate rent as set in the Media Zone for a period of fifteen (15) Years from the Availability Date;

5.6.1.2            market rate, as set in the Media Zone, service charges; and

5.6.1.3            all utilities charges at actual cost; and

5.6.2                      without prejudice to DDMG FZ-LLC’s obligation to pay any applicable service charges and utilities in accordance with the Dedicated Studio Lease, and subject to clauses 9.3 and 9.4, the Dedicated Studio Incentive Letter will require twofour54 to pay to DDMG (MIDDLE EAST) FZ-LLC each Year for a period of fifteen (15) Years from the Availability Date, the value of the rent to be paid by DDMG (MIDDLE EAST) FZ-LLC in accordance with the Dedicated Studio Lease.

5.7                                Without prejudice to DDMG FZ-LLC’s obligation to pay any applicable service charges and utilities in accordance with the Dedicated Studio Lease, it is acknowledged by the Parties that from the sixteenth (16th) Year after the Availability Date until the end of the Term, DDMG (MIDDLE EAST) FZ-LLC is required to pay only one United States Dollar (US$1) in rent per Year for the Dedicated Studio for that period.

5.8                                Considering twofour54’s intention to develop the media and creative industry and talent base in the United Arab Emirates and Middle East and North Africa region, the Parties hereby agree that, without prejudice to DDMG (Middle East) FZ-LLC’s other obligations under this Agreement, when DDMG (Middle East) FZ-LLC requires the services of third parties or is outsourcing any Production Work, it shall use third parties and/or outsource the Production Work in the following order of priority:

5.8.1                      within the Media Zone;

5.8.2                      within the United Arab Emirates;

5.8.3                      within the Middle East and North Africa region;

5.8.4                      in the rest of the world.

6.                                      SALARY SUPPORT

6.1                                Subject to the limits set out in clauses 6.1, 6.4 and 6.5, and to DDMG’s and DDMG FZ-LLC’s compliance with its obligations under this Agreement, the Initial Studio Lease and the Dedicated Studio Lease, if applicable, twofour54 shall, in Years one (1) to six (6) of the Term only, pay to DDMG (MIDDLE EAST) FZ-LLC fifty per cent (50%) of the Salary at any time, paid to each DDMG Employee (Salary Support) provided that:

6.1.1                      in Year 1, the Salary Support is available only to DDMG Employees, and where such employees are on secondment from DDMG to DDMG

(MIDDLE EAST) FZ-LLC for a period of no less than six (6) months such secondees to be no more than ten per cent (10%) of the DDMG Employees for whom DDMG (MIDDLE EAST) FZ-LLC is claiming Salary Support;

6.1.2                      for each remaining Year of the Agreement, the minimum period of any secondment and the maximum number of secondees for which DDMG (MIDDLE EAST) FZ-LLC shall be entitled to claim Salary Support shall be agreed between the Parties in good faith, provided that in no event shall the maximum number of secondees be more than ten per cent (10%);

6.1.3                      the Salary Support excludes any statutory, contractual or discretionary severance payments for the termination of DDMG or DDMG Employees’ employment agreements;

6.1.4                      the DDMG Employees rent or own residential property (including serviced apartments) in the United Arab Emirates and work exclusively and on a full time basis for DDMG (MIDDLE EAST) FZ-LLC in the Media Zone. If a DDMG Employee does not rent or own residential property (including serviced apartments) in the United Arab Emirates and work exclusively and on a full time basis (including those DDMG employees seconded in accordance with clause 6.1.1) for DDMG (MIDDLE EAST) FZ-LLC in the Media Zone, the Salary Support shall not be available to such DDMG Employee;

6.1.5                      DDMG (MIDDLE EAST) FZ-LLC provides supporting documentary evidence of DDMG Employees’ Salary (in the form of copies of salary remittance slips in the name of the relevant DDMG Employee certified by a Director of DDMG (MIDDLE EAST) FZ-LLC) and proof of rental or ownership of residential property (including serviced apartments) in the United Arab Emirates (in the form of a lease or equivalent document in the name of the relevant DDMG Employee) for all DDMG Employees for whom DDMG is claiming the Salary Support attached with each quarterly invoice;

6.1.6                     salaries paid to DDMG Employees are reasonable and proportionate in respect of the industry, territory and position of each DDMG Employee; and

6.1.7                     in Years one (1) and two (2) the Salary Support to be paid by twofour54

6.1.7.1            shall be between US$75,000 — US$150,000 per DDMG Employee annually for no more than ten per cent (10%) of the total number of DDMG Employees;

6.1.7.2            shall be between US$30,000 — US$75,000 per DDMG Employee annually for no more than fifty per cent (50%) of the total number of DDMG Employees; and

6.1.7.3            shall be less than US$30,000 per DDMG Employee annually for the remaining forty per cent (40%) of the total number of DDMG Employees.

6.1.8                      in Year three (3) and for the remainder of the period Salary Support is to be paid, the Salary Support to be paid by twofour54

6.1.8.1            shall be between US$75,000 — US$150,000 per DDMG Employee annually for no more than five per cent (5%) of the total number of DDMG Employees;

6.1.8.2            shall be between US$30,000 — US$75,000 per DDMG Employee annually for no more than forty per cent (40%) of the total number of DDMG Employees; and

6.1.8.3            shall be less than US$30,000 per DDMG Employee annually for the remaining fifty five per cent (55%) of the total number of DDMG Employees;

6.1.9                      any and all additional costs for each DDMG Employee over and above that stated in this clause 6 shall be borne exclusively by DDMG (Middle East) FZ-LLC.

6.2                                From the commencement of Year two (2) and on an annual basis for the remainder of the Term, the Parties shall meet annually to review UAE cost of living and salary data from an independent third party who is agreeable to both Parties and discuss the expected Salary Support required for the next Year by reference to this data and the current and projected headcount and Salaries of DDMG Employees.

6.3                                An example of a Salary Support statement is attached at Schedule 3. The Salary Support payments will be made quarterly in arrears, within thirty (30) working days from the date on which twofour54 receives the necessary invoice and supporting documentation sent to the twofour54 address described in Clause 4.8.2.

6.4                                Subject to the limits set out in clause 6.5, in respect of the Salary Support, twofour54’s maximum financial liability to DDMG (MIDDLE EAST) FZ-LLC shall be limited to a maximum total cap of forty three million dollars (US$43,000,000) during Years one (1) to six (6) of the Term.  There shall be no obligation for twofour54 to provide additional funds above the cap of forty three million dollars (US$43,000,000) or after Year six (6) of the Term unless extended by mutual agreement, if the entire available amount of Salary Support has not been paid out by that time.

6.5                                Subject to any additional Salary Support provided as per Clause 6.4 above, there shall be no annual cap set for the Salary Support however a maximum of fifty per cent (50%) of the Salary Support amounting to (US$21,500,000/-) shall be available in the first three (3) Years of the Term. For the sake of clarity the remaining 50% of the Salary Support amounting to (US$ 21,500/-) shall be available over the period of Year 4, Year 5 and Year 6 of the Term or such extended term as may be agreed per Clause 6.4 above.

7.                                      EMPLOYMENT OBLIGATIONS

Employee Numbers

7.1                                Subject to receiving the Salary Support, DDMG (MIDDLE EAST) FZ-LLC will ensure that at least the number of DDMG Employees set out in clause 7.2 are employed by DDMG (MIDDLE EAST) FZ-LLC, at its own cost to work in the DDMG Studios, and that such DDMG Employees have the necessary training, experience and expertise to properly perform their respective duties and to ensure that Production Work at the DDMG Studios is to a first class international standard.

7.2                                In respect of DDMG (MIDDLE EAST) FZ-LLC’s commitments above in clause 7.1, DDMG (MIDDLE EAST) FZ-LLC shall ensure that the following numbers of DDMG Employees are employed at the DDMG Studios (Employee Target):

7.2.1                      an average minimum headcount of two hundred and fifty (250) DDMG Employees employed throughout Year 3 of the Term.

7.2.2                      an average minimum headcount of three hundred (300) DDMG Employees employed throughout Year 4 of the Term;

7.2.3                      an average minimum headcount of three hundred and fifty (350) DDMG Employees employed throughout Year 5 of the Term;

7.2.4                      an average minimum headcount of four hundred (400) DDMG Employees employed throughout Year 6 of the Term; and

7.2.5                      an average minimum headcount of five hundred (500) DDMG Employees employed each Year after Year 6 for the remainder of the Term.

UAE National Commitment

7.3                                DDMG and DDMG (MIDDLE EAST) FZ-LLC acknowledge that twofour54’s purpose of entering into this Agreement is to develop the UAE national and Arab creative talent attractive to media companies, and those companies in ancillary or associated industry sectors in the Media Zone, the UAE and the broader MENA region.

7.4                                Accordingly, during the Term and without prejudice to clause 7.5, DDMG (MIDDLE EAST) FZ-LLC shall, in recruiting DDMG Employees and otherwise engaging personnel in connection with the DDMG Studios, to the maximum extent commercially reasonable and permitted by the laws of the UAE, give priority in the first instance to UAE national citizens provided that they that have effectively the required qualifications for the open positions as advertised or otherwise determined by DDMG (MIDDLE EAST) FZ LLC from time to time.

7.5                                Furthermore DDMG (MIDDLE EAST) FZ-LLC shall ensure that the following percentage of DDMG (MIDDLE EAST) FZ-LLC Employees, across the company, are UAE nationals (UAE Nationals Target):

7.5.1                      five per cent (5%) of DDMG (MIDDLE EAST) FZ-LLC Employees employed by the end of Year 1;

7.5.2                      five per cent (5%) of DDMG (MIDDLE EAST) FZ-LLC Employees employed throughout Year 2 of the Term;

7.5.3                      ten per cent (10%) of DDMG (MIDDLE EAST) FZ-LLC Employees employed throughout Years 3, 4, 5 and 6 of the Term; and thereafter the same minimum target of ten per cent (10%) UAE nationals for employees shall continue for each remaining Year of the Term.

8.                                      DDMG INSTITUTE

Launch date

8.1                                DDMG (MIDDLE EAST) FZ-LLC agrees to launch the DDI in the Media Zone within eighteen (18) months from the Effective Date (Course Launch Date).

Course details

8.2                                The DDI will teach the following course and any other courses from time to time: Digital Media Production (the Course).

DDMG FZ-LLC’s obligations

8.3                                DDMG (MIDDLE EAST) FZ-LLC shall:

8.3.1                      ensure there will be 2 intakes per annum from the third full Year from the Course Launch Date;

8.3.2                      ensure the Course will have no less than the following number of students per Year (the Student Target):

8.3.2.1            fifteen (15) students in the first full Year from the Course Launch Date;

8.3.2.2            thirty (30) students in the second full Year from the Course Launch Date; and

8.3.2.3            sixty (60) students in the third full Year from the Course Launch Date and in each Year thereafter;

8.3.3                      make available and maintain, at its own cost, premises and equipment for the operation of the DDI in its premises in the Media Zone;

8.3.4                      Use its best endeavours to ensure that the DDI is licensed to award the Course qualification of DDI Diploma/Certificate in Digital Media Production

or any other as may be offered by the relevant educational licensing authorities in the Emirate of Abu Dhabi by the Course Launch Date and that such licenses and approvals are maintained throughout the Term of this Agreement;

8.3.5                      ensure that the premises and equipment referred to in clause 8.3.3 are adequate given the nature of the Course and meets at least all the minimum standards required to maintain the licences and approvals required by the relevant educational licensing authorities in Emirate of Abu Dhabi;

8.3.6                      provide, at its own cost, training manuals and all other necessary equipment required for the DDI in accordance with the Course requirements;

8.3.7                      recruit and pay for a suitably qualified faculty for the DDI (who would qualify for twofour54 Salary Support) to meet the needs of the Course and the requirements of the relevant educational licensing authorities in Abu Dhabi;

8.3.8                      be responsible for the day to day management of the DDI and the Course, including operations, marketing, administration and admissions; and

8.3.9                      procure appropriate marketing of the DDI and the Course to potential students.

9.                                      FAILURE TO REACH EMPLOYEE TARGET, UAE NATIONAL TARGET, OR STUDENT TARGET

Initial Studio

9.1                                In the event that DDMG (MIDDLE EAST) FZ-LLC fails to reach its Employee Target or its UAE Nationals Target at any time during the term of the Initial Studio Lease, the following provisions shall apply:

9.1.1                      if DDMG (MIDDLE EAST) FZ-LLC fails to maintain ninety five per cent (95%) of either its Employee Target and/or its UAE Nationals Target in any Year then DDMG (MIDDLE EAST) FZ-LLC shall forfeit twenty five per cent (25%) of the Initial Studio Incentive Payment in the following Year. In the event that such a failure occurs in the final Year of the term of the Initial Studio Lease, DDMG (MIDDLE EAST) FZ-LLC shall immediately repay twenty five per cent (25%) of any Initial Studio Incentive Payment pre-paid in that Year;

9.1.2                      if DDMG (MIDDLE EAST) FZ-LLC fails to maintain fifty per cent (50%) of either its Employee Target and/or its UAE Nationals Target in any Year then DDMG (MIDDLE EAST) FZ-LLC shall forfeit fifty per cent (50%) of the Initial Studio Incentive Payment in the following Year. In the event that such a failure occurs in the final Year of the term of the Initial Studio Lease, DDMG (MIDDLE EAST) FZ-LLC shall immediately repay fifty per cent (50%) of any Initial Studio Incentive Payment pre-paid in that Year;

9.1.3                      if DDMG (MIDDLE EAST) FZ-LLC fails to maintain twenty five per cent (25%) of either its Employee Target and/or its UAE Nationals Target in any Year then DDMG (MIDDLE EAST) FZ-LLC shall forfeit one hundred per cent (100%) of the Initial Studio Incentive Payment in the following Year. In the event that such a failure occurs in the final Year of the term of the Initial Studio Lease, DDMG (MIDDLE EAST) FZ-LLC shall immediately repay one hundred per cent (100%) of any Initial Studio Incentive Payment pre-paid in that Year;

provided always that in the event that twofour54 elects to exercise its right to Partial Surrender detailed at clause 13.1 of the Initial Studio Lease in any Year, the provisions of this clause 9.1 shall not apply in respect of such Year.

9.2                                In the event that DDMG (MIDDLE EAST) FZ-LLC fails to reach its Student Target in any Year, the provisions set out in clauses 9.1.1 to 9.1.3 shall apply to the portion of the Initial Studio space used for the DDI.

Dedicated Studio

9.3                                In the event that DDMG (MIDDLE EAST) FZ-LLC fails to reach its Employee Target or its UAE Nationals Target at any during a period of fifteen (15) Years from the Availability Date, the following provisions shall apply:

9.3.1                      if DDMG (MIDDLE EAST) FZ-LLC fails to maintain ninety five per cent (95%) of either its Employee Target and/or its UAE Nationals Target in any Year then DDMG (MIDDLE EAST) FZ-LLC shall be required to immediately repay twenty five per cent (25%) of any incentive payment made under the Dedicated Studio Incentive Letter in that Year;

9.3.2                      if DDMG (MIDDLE EAST) FZ-LLC fails to maintain fifty per cent (50%) of either its Employee Target and/or its UAE Nationals Target in any Year then DDMG (MIDDLE EAST) FZ-LLC shall be required to immediately repay fifty per cent (50%) of any incentive payment made under the Dedicated Studio Incentive Letter in that Year;

9.3.3                      if DDMG (MIDDLE EAST) FZ-LLC fails to maintain at least twenty five per cent (25%) of either its Employee Target and/or its UAE Nationals Target in any Year then DDMG (MIDDLE EAST) FZ-LLC shall be required to immediate repay one hundred per cent (100%) of any incentive payment made under the Dedicated Studio Incentive Letter in that Year.

9.4                                In the event that DDMG (MIDDLE EAST) FZ-LLC fails to reach its Student Target in any Year, the provisions set out in clauses 9.3.1 to 9.3.3 shall apply to the portion of the Dedicated Studio space used for the DDI.

10.                               DDMG INTERNSHIP OBLIGATIONS

Launch date

10.1                         DDMG (MIDDLE EAST) FZ-LLC agrees to launch the Internship Program from the commencement of Year 2 (the Internship Program Launch Date).

Internship Program details

10.2                         The Internship Program details shall be agreed in writing between the Parties during the Term.

DDMG (MIDDLE EAST) FZ-LLC’s obligations

10.3                         DDMG (MIDDLE EAST) FZ-LLC shall use its best endeavours:

10.3.1               to ensure the Internship Program will have no less than the following number of interns (in addition to clause 10.4, the Internship Program Target):

10.3.1.1     ten (10) interns in the first full Year from the Internship Program Launch Date;

10.3.1.2     fifteen (15) interns in the second full Year from the Internship Program Launch Date; and

10.3.1.3     thirty (30) interns in the third full Year from the Internship Program Launch Date and in each year thereafter;

10.3.2               provide, at its own cost, training manuals and all other necessary equipment required for the Internship Program;

10.3.3               be responsible for the day to day management of the Internship Program, including operations, marketing, administration and admissions; and

10.3.4               procure appropriate marketing of the Internship Program to potential interns.

10.4                         DDMG (MIDDLE EAST) FZ-LLC shall use its best endeavours to ensure that not less than twenty per cent (20%) of the interns each year are UAE nationals.

10.5                         In the event the Internship Program Targets are not met, the Parties shall meet to review and discuss an amicable solution to this issue.

11.                               PROVISION OF INFORMATION AND AUDIT

11.1                         DDMG (MIDDLE EAST) FZ-LLC shall provide to twofour54 such information and data as may be reasonably required to support the Salary Support, Capex Support, Employee Target, UAE Nationals Target, Student Target and Internship Program Target:

11.1.1               annually and, where relevant, prior to each review meeting between twofour54 and DDMG (MIDDLE EAST) FZ-LLC; and

11.1.2               promptly, at any other time at the request of twofour54.

11.2                         DDMG and DDMG (MIDDLE EAST) FZ-LLC shall keep and maintain complete and accurate records of the transactions underlying and otherwise supporting the statements to be furnished and obligations hereunder in order to allow an audit by twofour54 of DDMG (MIDDLE EAST) FZ-LLC under the following conditions:

11.2.1               twofour54 may appoint an independent qualified accountant to examine the books and records of DDMG (MIDDLE EAST) FZ-LLC for the purpose of checking the compliance by DDMG (MIDDLE EAST) FZ-LLC of their obligations under this Agreement;

11.2.2               the audit shall take place at DDMG FZ-LLC’s principal place of business during business hours and subject to a fifteen (15) day prior notice; and

11.2.3               subject to clause 11.3 such audit shall be carried out at the expense of twofour54 and not more than once every Year.

11.3                         If any audit discloses deficiencies in DDMG (MIDDLE EAST) FZ-LLC’s compliance resulting in payments becoming owing to twofour54, and such deficiencies and payments not subject to a good faith bona fide dispute between the Parties, said amount shall be immediately paid to twofour54, and if any audit performed at twofour54’s expense evidences such deficiencies of more than ten per cent (10%), DDMG (MIDDLE EAST) FZ-LLC, shall, upon being provided reasonable documentation supporting such deficiencies, reimburse twofour54 for the reasonable out-of-pocket costs of such audit.

12.                               CAPITAL EXPENDITURE RESERVE FUND

12.1                         As a demonstration of its commitment to the Media Zone, DDMG and twofour54 shall enter into an escrow agreement (Escrow Agreement) whereby DDMG places nineteen million United States Dollars (US$19,000,000) (Escrow Monies) in escrow, with all interest accrued on the account payable to DDMG.  The Escrow Agreement will be on mutually agreeable terms with standard commercial terms based on international practices, including approvals by all Parties relating to the release of the Escrow Monies.  The terms of the Escrow Agreement will not obligate DDMG to deposit the Escrow Monies with the escrow agent until 180 days after the Effective Date.  The escrow agent will be HSBC.  The Escrow Monies will be held in a neutral country jurisdiction.

12.2                         The Parties agree to equally share the costs incurred in entering into the Escrow Agreement.

12.3                         The Escrow Monies will be released to DDMG (MIDDLE EAST) FZ-LLC at the following dates, unless otherwise mutually agreed:

12.3.1               seven million United States Dollars (US$7,000,000) at the commencement of Year four (4);

12.3.2               four million United States Dollars (US$4,000,000) at the commencement of Year five (5);

12.3.3               three million United States Dollars (US$3,000,000) at the commencement of Year six (6);

12.3.4               three million United States Dollars (US$3,000,000) at the commencement of Year seven (7); and

12.3.5               two million United States Dollars (US$2,000,000) at the commencement of Year eight (8).

12.4                         DDMG (MIDDLE EAST) FZ-LLC warrants that the Escrow Monies will be used exclusively for the long term capital expenditure or operating expenditure at the DDMG Studios.

12.5                         In the event that a dispute between the Parties has been notified to the London Court of International Arbitration in accordance with clause 22.2, or another relevant court, either Party may notify the escrow agent of that event in writing, with evidence, and the escrow agent shall immediately freeze the Escrow Monies until such time as the escrow agent is notified in writing, with evidence, of a settlement or judgment.  In the event such settlement or judgment requires DDMG or DDMG (Middle East) FZ-LLC to pay any damages or other money (the “Award”) to twofour54, the monies held in the Escrow account may be applied to such Award.

12.6                         In any event if the case has not commenced within twelve (12) months of the initial notification of the dispute and this Agreement has not been terminated, the freeze on the Escrow Monies shall be removed by the escrow agent and he shall act in accordance with provisions of Escrow Agreement as if no dispute had arisen between the Parties.

13.                               WARRANTIES

Joint Obligations

13.1                         Each Party represents, warrants and undertakes to the other Party that:

13.1.1               it has the necessary power and authority to enter into and perform its obligations under this Agreement;

13.1.2               that it shall faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time necessary in connection with their obligations under the terms of this Agreement; and

13.1.3               this Agreement constitutes legal, valid and binding obligations on it, which are enforceable in accordance with its terms.

DDMG’s and DDMG (MIDDLE EAST) FZ-LLC Obligations

13.2                         DDMG and DDMG (MIDDLE EAST) FZ-LLC each represent, warrant and undertake to twofour54 that:

13.2.1               it will comply with all Laws;

13.2.2               it will ensure that any and all:

13.2.2.1     financial information shall be certified by an officer of the company;

13.2.2.2     financial information provided to twofour54 prior to, and during the Term, has been and shall be, true and accurate;

13.2.3               it will comply with and act in good faith in their interpretation of the terms of this Agreement to ensure the DDMG Studios are a fully functioning production studio and plays a key role in DDMG’s global Production Work;

13.3                         Neither DDMG (MIDDLE EAST) FZ-LLC, DDMG nor any of their Affiliates shall

13.3.1               expand or create any DDMG Affiliates in the GCC involved in Production Work;

13.3.2               launch a new Affiliate in the GCC whose business is in competition with DDMG (MIDDLE EAST) FZ LLC; or

13.3.3               make any investment in or cooperate with any third party in the creation or operation of any entity involved on Production Work in the GCC during the Term of this Agreement, nor shall they nor any person associated with them directly or indirectly be involved in any business in the GCC which is or is likely to become competitive with DDMG (Middle East) FZ-LLC.

13.4                         Furthermore, DDMG (MIDDLE EAST) FZ-LLC and/or DDMG will inform twofour54 if it or its Affiliates:

13.4.1               intend on their own behalf; or

13.4.2               enter into any negotiation with, or are approached by, any other entity (Competing Entity);

to launch any business contemplated in clause 13.3 in the GCC, (any or all of which are a (Competing Proposal).

14.                               GUARANTY AND DDMG’S COVENANTS

14.1                         DDMG hereby unconditionally and irrevocably guarantees to twofour54 and its successors and assigns (as primary obligor and not merely as surety) (the Guaranty):

14.1.1               the due and punctual payment of all monetary obligations now or hereafter payable by DDMG (MIDDLE EAST) FZ-LLC under this Agreement; and

14.1.2               the full and complete performance of all obligations, duties and covenants to be performed by DDMG (MIDDLE EAST) FZ-LLC under this Agreement;

(collectively the Guaranteed Obligations), and in the case of the Guaranteed Obligations, when and as the same shall become due under this Agreement.

14.2                         DDMG waives any and all notices of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by twofour54 upon the Guaranty or acceptance of the Guaranty.  The Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guaranty, and all dealings between twofour54 and DDMG

(MIDDLE EAST) FZ-LLC in connection with this Agreement, shall likewise conclusively be presumed to have been had or consummated in reliance upon the Guaranty.  DDMG also waives diligence, presentment, demand for payment, protest and notice of non-payment or dishonour and all other notices and demands whatsoever relating to the Guaranteed Obligations or the requirement that twofour54 proceed first against DDMG FZ-LLC, or any other guarantor of the Guaranteed Obligations or otherwise exhaust any right, power or remedy under this Agreement giving rise to such Guaranteed Obligations before proceeding hereunder.  DDMG covenants that the Guaranty shall not be discharged except by complete payment, performance and satisfaction of the Guaranteed Obligations.

14.3                         The obligations of DDMG under the Guaranty shall constitute a present and continuing guarantee of payment and not of collectability only, shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction or defence DDMG may have against twofour54 or any of its Affiliates, or any other person and shall remain in full force and effect until all Guaranteed Obligations have been satisfied and performed in full, without regard to any event whatsoever (whether or not DDMG shall have any knowledge or notice thereof or shall have consented thereto), including without limitation:

14.3.1               any amendment or modification of or supplement to this Agreement, any assignment or transfer of any of the other rights, obligations, duties or covenants of any party to this Agreement, any renewal or extension of time for the performance of any of the Guaranteed Obligations, or any furnishing or acceptance of security so furnished or accepted for any of the Guaranteed Obligations;

14.3.2               any waiver, consent, extension, forbearance, release or substitution of security or other action or inaction under or in respect of this Agreement, or any exercise of, or failure to exercise, any right, remedy or power in respect hereof or thereof;

14.3.3               any bankruptcy, insolvency, marshalling of assets and liabilities, arrangement, readjustment, composition, receivership, assignment for the benefit of creditors, liquidation or similar proceedings with respect to DDMG;

14.3.4               the dissolution, sale or other disposition of all or substantially all of the assets of DDMG, twofour54 or any of its Affiliates; or

14.3.5               any default by DDMG under, or any invalidity or any unenforceability of, or any misrepresentation by DDMG in, or any irregularity or anything void,  voidable or ultra vires or other defect in this Agreement or any other instrument or agreement or any termination of the same.

Notwithstanding any term of this clause 14, if at any time any amount (constituting a Guaranteed Obligation) paid or payable by DDMG (MIDDLE EAST) FZ-LLC is rescinded or must otherwise be restored or returned, whether upon or as a result of the appointment of a custodian, receiver or trustee or similar officer for DDMG (MIDDLE EAST) FZ-LLC or any substantial part of DDMG FZ-LLC’s assets, or the insolvency, liquidation, bankruptcy or reorganisation of DDMG (MIDDLE EAST) FZ-LLC or otherwise, DDMG’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

14.4                         DDMG will not exercise any rights which it may have acquired against DDMG (MIDDLE EAST) FZ-LLC by way of subrogation, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, unless and until all of the Guaranteed Obligations of DDMG FZ-LLC, for which performance is then due have been fully satisfied.

14.5                         DDMG may at any time elect to pay or otherwise perform any Guaranteed Obligation, which shall operate (subject to the last sentence of clause 14.3 above) as a discharge and release of DDMG (MIDDLE EAST) FZ-LLC from such Guaranteed Obligation to twofour54 (or its successors and/or assigns as the case may be) provided that no such election shall release DDMG (MIDDLE EAST) FZ-LLC from any of its other Guaranteed Obligations.

14.6                         As a separate and independent obligation, DDMG unconditionally and irrevocably indemnifies twofour54 immediately on demand against any or all losses, damages, expenses, liabilities, claims, costs or proceedings which twofour54 may suffer to the extent caused by:

14.6.1               any default or failure on the part of DDMG (MIDDLE EAST) FZ-LLC to perform fully or promptly any of its obligations under the Agreement;

14.6.2               the termination of the Agreement by operation of the law or by operation of, or by notice given under, clause 16 (or any other clause) of this Agreement; or

14.6.3               any Guaranteed Obligation being or becoming unenforceable, invalid or illegal.

Maintenance of Guarantee

14.7                         In the event a person who Controls DDMG, ceases to do so, or if another person acquires Control of DDMG or if DDMG transfers all or a substantial part of its assets to a third party (each a “Guarantee Transfer Event”), DDMG covenants and undertakes that.

14.7.1               the party that acquires Control over DDMG (“Guarantee Transferee”) shall assume Control strictly subject to the incurring of joint and several liability to twofour54 together with DDMG under terms identical to the Guarantee; and

14.7.2               the Guarantee Transferee shall execute a Deed of Adherence prior to the occurrence of the Guarantee Transfer Event.

15.                               INTELLECTUAL PROPERTY RIGHTS

Output from DDMG (MIDDLE EAST) FZ-LLC Studios

15.1                         All rights, whether tangible or intangible, titles and interests including but not limited to legal, commercial and beneficial interests, in and to all Production Work, or any other content, or ancillary work thereof created at the DDMG Studios, including all Intellectual Property Rights therein, shall as between the Parties vest in and remain the absolute property of DDMG (MIDDLE EAST) FZ-LLC, unless definitive ownership of such resides with a third Party or Parties.

15.2                         DDMG (MIDDLE EAST) FZ-LLC warrants to twofour54 that it will comply in all respects with all Laws and regulations governing the creation, use and recognition of all Intellectual Property Rights including third party or third parties’ Intellectual Property Rights, in and to all Production Work, or other content created or used at the DDMG Studios.

15.3                         DDMG will indemnify and hold twofour54 harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees, arising from any breach of its warranty under clause 15.2.

16.                               DEFAULT AND TERMINATION

Termination for DDMG Default

16.1                         twofour54 may terminate this Agreement with immediate effect if any of the following events occur:

16.1.1               DDMG or DDMG (MIDDLE EAST) FZ-LLC is in breach of any of its obligations under this Agreement in a manner or to an extent that is material in the context of DDMG’s or DDMG FZ-LLC’s obligations and/or twofour54’s rights under this Agreement, and DDMG or DDMG (MIDDLE EAST) FZ-LLC fails to remedy such breach within thirty (30) days of twofour54’s written request to do so;

16.1.2               DDMG or DDMG (MIDDLE EAST) FZ-LLC materially breaches any Laws;

16.1.3               any government or regulatory clearance, approval, licence or permit necessary for DDMG (MIDDLE EAST) FZ-LLC to lawfully operate and conduct business as envisaged by this Agreement within the Media Zone or the UAE is revoked or ceases to be in full force and effect, and DDMG (MIDDLE EAST) FZ-LLC fails to have such clearance, approval, licence or permit reinstated or fails to obtain a replacement clearance, approval, licence or permit to allow it to lawfully operate and conduct business within the Media Zone or the UAE (as the case may be), in each case within thirty (30) working days of becoming aware of such revocation or cessation;

16.1.4               twofour54 has lawfully terminated the Initial Studio Lease or the Dedicated Studio Lease for breach by DDMG FZ-LLC; or

16.1.5               an Insolvency Event occurs in respect of DDMG or any of its Affiliates.

16.2                         For the avoidance of doubt:

16.2.1               in parts (d) and (e) of the definition of Insolvency Event, an Insolvency Event arises only if an action it has not been dismissed within ninety (90) days, however, during such ninety (90) day period, twofour54 shall, be entitled to suspend its obligation to make any payments to DDMG or DDMG (Middle East) FZ-LLC under this Agreement; and

16.2.2               in the event of a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution, to petition for or to file documents with a court or any registrar for its liquidation, administration or dissolution, notice of such meeting shall be given to twofour54.

16.3                         In the event:

16.3.1               DDMG or DDMG (MIDDLE EAST) FZ-LLC abandons this Agreement to the extent that for a period of three (3) consecutive Years DDMG (MIDDLE EAST) FZ-LLC employs less than twenty five per cent (25%) of its Employee Target; or

16.3.2               DDMG or any DDMG Affiliate breaches the warranties under clause 13, twofour54 shall have the right to immediately terminate this Agreement; then

16.3.3               if termination occurs prior to the Availability Date,  twofour54 shall have the right to require the payment by DDMG (MIDDLE EAST) FZ-LLC to twofour54 of

(a)                                  sixty per cent (60%) of all payments made by twofour54 to DDMG (MIDDLE EAST) FZ-LLC in respect of the Salary Support and Capex Support made to date; and

(b)                                  all costs incurred and committed to the termination date by twofour54 in the building of the Dedicated Studio;

16.3.4               if termination occurs up to five (5) Years after the Availability Date, twofour54 shall have the right to require the payment by DDMG (MIDDLE EAST) FZ-LLC to twofour54 of

(a)                                   four (4) Years of rent in accordance with the Dedicated Studio Lease; and

(b)                                  the actual cost of reinstatement of the Dedicated Studio to core and shell, if reinstatement is required by twofour54; or

16.3.4.2          if termination occurs between five (5) Years and fifteen (15) Years after the Availability Date, twofour54 shall have the right to require the payment by DDMG (MIDDLE EAST) FZ-LLC to twofour54 of

(a)                                   two (2) Years of rent in accordance with the Dedicated Studio Lease; and

(b)                                  the actual cost of reinstatement of the Dedicated Studio to core and shell, if reinstatement is required by twofour54.

Termination for twofour54 Default

16.4                            DDMG or DDMG (MIDDLE EAST) FZ-LLC may terminate this Agreement with immediate effect if any of the following events occur:

16.4.1                   twofour54 is in breach of any of its obligations under this Agreement in a manner or to an extent that is material in the context of twofour54’s obligations and/or DDMG’s or DDMG (MIDDLE EAST) FZ-LLC’s rights under this Agreement, and twofour54 fails to remedy such breach within 30 days of DDMG’s or DDMG (MIDDLE EAST) FZ-LLC’s request to do so;

16.4.2                   DDMG (MIDDLE EAST) FZ-LLC has terminated the Initial Studio Lease or the Dedicated Studio Lease for breach by twofour54; or

16.4.3                   an Insolvency Event occurs in respect of twofour54.

Event of Force Majeure

16.5                            Any Party may terminate this Agreement in the event of a continuous and unabated existence of an Event of Force Majeure persisting beyond one hundred and twenty (120) days from the date of temporarily suspending this Agreement.

16.6                            Any Party may choose to temporarily suspend this Agreement with immediate effect if an Event of Force Majeure occurs.

16.7                            Upon cessation of the Event of Force Majeure the Parties shall meet in good faith and agree to a mutually acceptable solution as to how to manage the impact of the Event of Force Majeure on this Agreement.

16.8                            If no agreeable solution is reached between the Parties within thirty (30) days of discussion as per Clause 16.7 above, this Agreement may be terminated.

17.                               PAYMENTS

All payments under this Agreement shall be made in United Arab Emirates Dirhams (AED) to the bank account of the recipient (located in the Emirate of Abu Dhabi) specified from time to time with at least thirty (30) days notice (or such other period as the Parties may agree).

18.                               LIMIT OF LIABILITY

Neither Party shall be liable to the other Party for loss of profit, loss of any contract or for any indirect or consequential loss or damage which may be suffered by the other Party in connection with this Agreement.  This clause 18 shall not limit liability in any case of fraud, deliberate default or reckless misconduct by either party. This clause shall survive expiry or termination of the Term for any reason.

19.                               INDEMNITY

19.1                            Subject to clause 18, each Party (the Indemnifying Party) shall indemnify the other Party (the Indemnified Party) against all direct and foreseeable liabilities, costs, expenses, damages and losses (including legal and other reasonable professional costs and expenses) suffered or incurred by the other Party arising out of or in connection with:

19.1.1                   any breach of any representation or warranty contained in this Agreement;

19.1.2                   the Indemnifying Party’s breach or negligent performance or non-performance of this Agreement;

19.1.3                   any claim made against the Indemnified Party for actual or alleged infringement of a third party’s intellectual property rights arising out of or in connection with this Agreement;

19.1.4                   any claim made against the Indemnified Party by a third party for death, personal injury or damage to property arising out of or in connection with this Agreement to the extent that is attributable to the acts or omissions of the Indemnifying Party, its employees, agents or subcontractors.

19.2                            If any third party makes a claim, or notifies an intention to make a claim, against the Indemnified Party which may reasonably be considered likely to give rise to a liability under this clause 19 (a Claim), the Indemnified Party shall:

19.2.1                   soon as reasonably practicable, give written notice of the Claim to the Indemnifying Party, specifying the nature of the Claim in reasonable detail;

19.2.2                   not make any admission of liability, agreement or compromise in relation to the Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably conditioned, withheld or delayed);

19.2.3                   give the Indemnifying Party and its professional advisers access at reasonable times (on reasonable prior notice) to its premises and its officers, directors, employees, agents, representatives or advisers, and to any relevant assets, accounts, documents and records within the power or control of the Indemnifying Party, so as to enable the Indemnifying Party and its professional advisers to examine them and to take copies (at Indemnifying Party’s expense) for the purpose of assessing the Claim; and

19.2.4                   subject to the Indemnifying Party providing security to the Indemnified Party to the Indemnifying Party’s reasonable satisfaction against any claim, liability, costs, expenses, damages or losses which may be incurred, take such action as the Indemnifying Party may reasonably request to avoid, dispute, compromise or defend the Claim.

19.3                            Nothing in this clause shall restrict or limit the Indemnified Party’s obligation to mitigate a loss it may suffer or incur as a result of an event that may give rise to a claim under this indemnity.

20.                               CONFIDENTIALITY

Confidentiality Obligations

20.1                            Each Party shall at all times treat as confidential (and shall each procure that its officers, employees, directors, agents, advisers and Affiliates shall at all times treat as confidential):

20.1.1                   all information received or obtained by it in the course of the negotiation, preparation, execution or implementation of this Agreement; and

20.1.2                   the subject matter, terms and conditions of this Agreement.

Exceptions

20.2                            A Party may disclose information which may otherwise be confidential if and to the extent:

20.2.1                   required by Law;

20.2.2                   required for the purpose of any dispute or claim in connection with or arising from this Agreement;

20.2.3                   required by any securities exchange or regulatory or governmental body to which the relevant Party is subject or submits, wherever situated;

20.2.4                   the information has come into the public domain through no fault of that Party;

20.2.5                   the information was properly and lawfully in the possession of the Party prior to the time that it was disclosed by or acquired from the other Party or its advisers or was not acquired in any way, directly or indirectly, from the other Party or its advisers, and provided in each case that such information is not known to be subject to any duty of confidentiality owed to the other party;

20.2.6                   its officers, employees, professional advisers and auditors need to know to properly perform their duties; or

20.2.7                   the other Party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed,

provided that any information to be disclosed pursuant to clause 20.2.1 or clause 20.2.3 shall (unless such consultation is prohibited by law) only be disclosed after consultation so far as reasonably practicable with the other Party as to the content and timing of such disclosure.

Announcements

20.3                            Neither Party shall at any time issue any press release, circular or other publicity (nor permit any person connected with it to issue any press release, circular or other publicity) relating to or in any way connected with the existence or provisions of this Agreement, except as otherwise agreed by the other Party.

21.                              NOTICES

21.1                            Any notice or other document to be given under this Agreement:

21.1.1                   shall be in writing;

21.1.2                   shall be in English; and

21.1.3                   shall be served on or delivered to the relevant Party by hand, or by courier to the relevant address as follows:

DDMG:

Street Address: 10250 SW Village Parkway
City and State: Port St. Lucie, Florida 34987 USA [insert]
Attention: General Counsel

With a copy to elunsford@media.d2.com.

twofour54:

Postal Address: PO Box 2454, Abu Dhabi, UAE
Street Address: Salam Street, Eastern Ring Road, behind Ministry of Labour, beside Khalifa Park, Abu Dhabi, UAE
Attention: Chief Legal Officer

With a copy by e-mail to: legal@twofour54.com

21.2                            Any notice or other document shall be deemed to have been served or delivered:

21.2.1                   if served or delivered by courier or by hand, at the time of service or delivery;

If any notice or other document would otherwise be deemed to have been served or delivered outside normal business hours being 9.30 am to 5.00 pm on a Business Day) under clauses 21.2.1, it shall be deemed to have been served or delivered at 9.30 am on the next Business Day.

21.3                            A Party may notify the other Party of a change to its name, postal address, street address, or relevant contact for the purposes of clause 21.1.3. Such notice shall be effective on the date falling six Business Days after the date on which such notice is deemed to have been served or delivered in accordance with this clause 21 or such later date as may be specified in the notice.

21.4                            For the avoidance of doubt, a notice given under this Agreement shall not be validly served if sent only by electronic (email) communication.

22.                               DISPUTE RESOLUTION AND GOVERNING LAW

22.1                            If a dispute or difference (Dispute) arises between the Parties relating to this Agreement, representatives of the Parties shall, within ten (10) business days of a written notice from one Party to the other Party (a Dispute Notice), hold a meeting (a Dispute Meeting) in an effort to resolve the dispute or difference.  Each Party shall use all reasonable endeavours to send a representative who has authority to settle the dispute or difference at the Dispute Meeting.

22.2                            Any Dispute which is not resolved within thirty (30) business days after the service of a Dispute Notice, whether or not a Dispute Meeting has been held, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules, and such Rules are deemed to be incorporated by reference into this clause, and

22.2.1                   the number of arbitrators shall be three (3);

22.2.2                   the seat, or legal place, of arbitration shall be London;

22.2.3                   the language to be used in the arbitral proceedings shall be English; and

22.2.4                   the governing law of this Agreement shall be the laws of England.

22.3                            The cost of the arbitration shall be borne by the losing Party to the arbitration proceeding as determined by the arbitrators.

22.4                            By agreeing to arbitration in accordance with this clause, the Parties do not intend to deprive any competent court of its jurisdiction and/or the right to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings or the enforcement of any award. Any interim or provisional relief ordered by any competent court may subsequently be vacated, continued or modified by the arbitral tribunal on the application of either.

22.5                            The Parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

22.6                            This clause 22 shall survive the expiration or termination of this Agreement and in such event shall be treated as an independent arbitration agreement.

23.                               MISCELLANEOUS

Costs

23.1                            Each Party shall bear and pay its own legal, accountancy and other fees and expenses incurred in and incidental to the preparation, negotiation and implementation of this Agreement.

Set Off

23.2                            twofour54’s may at any time, set off any liability due and owing by either DDMG and/or DDMG (MIDDLE EAST) FZ-LLC to twofour54 whether either liability is present or future, liquidated or unliquidated, and whether or not either liability arises under this Agreement. This clause shall not limit or affect any other rights or remedies available to it under this agreement or otherwise.  Notwithstanding the foregoing, any set off of such amounts by twofour54 may only occur if (a) twofour54 reasonably believes such liability clearly exists based on evidence, (b) 60 (sixty) days prior written notice has been given to DDMG and DDMG (MIDDLE EAST) FZ LLC claiming such liability and detailing such evidence and

(c) twofour54 has in good faith attempted to resolve the claim of such liability during such 60-day period.

No Partnership

23.3                            None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and neither of them shall have any authority to bind the other in any way.

Entire Agreement

23.4                            This Agreement together with the other agreements referenced herein contain the entire agreement and understanding of the Parties in connection with the subject matter thereof and supersedes and extinguishes all previous agreements, oral and written, between the Parties relating to the subject matter hereof and all and any representations and warranties previously given and/or made other that those expressly set forth herein (other than any misrepresentation or breach of warranty which constitutes fraud).

Rights of Third Parties

23.5                            A person who is not a Party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.  The rights and remedies of any person which do not arise under that Act are not affected by this clause.

Successors and Assignment

23.6                            This Agreement shall be binding upon and enure for the benefit of the successors-in-title and permitted assignees of the Parties hereto but neither of the Parties shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party.

Changes

23.7                            No variation of this Agreement shall be valid unless it is in writing and signed by a duly authorised representative of each Party.

Waiver and Forbearance

23.8                            No failure to exercise or delay in exercising any right or remedy under this Agreement shall constitute a waiver thereof and no waiver by either Party of any breach or non-fulfilment by the other Party of any provision of this Agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision hereof and no single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.  The rights and remedies of the Parties provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

Severance

23.9                            If any of the provisions of this Agreement is found by a court or other competent authority to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.  Notwithstanding the foregoing, the Parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void or unenforceable.

Counterparts

23.10                      This Agreement may be signed by any number of counterparts and each counterpart taken together will be deemed to constitute one and the same instrument.

EXECUTION PAGE

The Parties have executed the agreement on the date noted on page 1.

EXECUTED for and on behalf of

TWOFOUR54 FZ-LLC

By:	/s/ H.E. Khaldoon Kalifa al Mubarak

Name: H.E. Khaldoon Kalifa al Mubarak

Title: Chairman

EXECUTED for and on behalf of

DIGITAL DOMAIN MEDIA GROUP INC.

By:	/s/ John C. Textor

Name: John C.Textor

Title: Chairman & Chief Executive Officer

EXECUTED for and on behalf of

DIGITAL DOMAIN MEDIA GROUP (MIDDLE EAST) FZ-LLC

By:	/s/ John C. Textor

Name: John C. Textor

Title: Director